Exhibit 99.1

Press Release

For Immediate Release

May 1, 2006

WHEELING ISLAND APPOINTS NEW VICE PRESIDENT OF FINANCE

Wheeling Island Racetrack & Gaming Center announced the appointment of Phil Simons to the position of Vice President of Finance. A veteran of the resort and casino business, Simons joins the Wheeling Island team to oversee the financial operations of the center in accordance with state gaming regulations.

Simons is a native of California and brings with him over 13 years of experience mostly in the resort and casino industries. His background includes extensive work with resort destinations across the U.S. and in Puerto Rico, as well as Mexico and Aruba. His specialization includes implementation of financial and corporate internal control programs along with strong auditing, budgeting and forecasting abilities.

“Phil is a welcomed addition to our team,” Bob Marshall, President and General Manager said. “His considerable experience in the financial management aspects of resort and casino properties, combined with strong internal controls expertise, makes Phil an ideal fit for Wheeling Island.”

Simons received his Bachelor of Arts degree in Business Administration from Point Loma Nazarene University in San Diego California, and received an MBA from University of Redlands in Redlands, California.

Wheeling Island Racetrack & Gaming Center offers over 2,400 slot machines, a 151-room deluxe hotel, four restaurants, a food court, a 550-seat showroom, meeting and banquet facilities, a gift shop and fitness center. For more information, visit online at www.wheelingisland.com.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Parks & Resorts, Delaware North Companies Gaming & Entertainment, Delaware North Companies Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden, and American Park ‘n Swap. Delaware North Companies is one of the largest privately held companies in the United States approaching $2 billion in annual revenue and 40,000 associates serving half a billion customers in the United States, Canada, the United Kingdom, Australia and New Zealand. For more information, visit www.DelawareNorth.com

-###-

Contact: Lesley Campbell, Marketing Director

Phone: 304-231-1830

lcampbell@dncinc.com